                                                                    EXHIBIT 10.4

                                   May 7, 2002

Mr. Jerry Shanahan
2 Strout Lane.
Durham, NH 03824

         Re:      Separation Agreement and Release

Dear Jerry:

         As we have discussed, your employment with Enterasys Networks, Inc. (the "Company") will terminate effective May 31, 2002 (the "Separation Date"). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

         1. RESIGNATION. You hereby resign, as of the Separation Date, your employment and all positions, offices and directorships held with the Company or any of its Affiliates (as defined below) and your resignation has been accepted by the Company on its own behalf and on behalf of its Affiliates. You agree to sign and return any additional documentation which the Company may request to confirm your resignation.

         2. FINAL SALARY AND VACATION PAY AND OUTSTANDING BUSINESS EXPENSES. You will be paid, at your current base rate, for all work you have performed for the Company during the current payroll period, through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any paid time off you had earned, but not used, as of the Separation Date. If you have outstanding business expenses incurred prior to the Separation Date which are eligible for reimbursement under Company policy, they will be reimbursed, provided that you submit the required documentation and substantiation on or before May 31, 2002.

         3. SEVERANCE BENEFITS. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under the agreement between you and the Company captioned "Confidentiality/Non-Disclosure Agreement" which you signed on February 1, 2001 (the "Confidentiality Agreement"), the Company will provide you the following severance pay and benefits:

                  (a) The Company will pay you your salary, at your final base rate of pay, for the period from the Separation Date through August 31, 2002 (the "Severance Pay Period"). Payments will made in the form of salary continuation and will begin on the next regular Company payday which is at least five business days following the later of the effective date of this Agreement or the date it is received by the Chief Legal Officer of the Company. The first payment will be retroactive to the day following the Separation Date.

                  (b) Within ten (10) days following the Severance Pay Period, the Company will pay you a single lump sum equal to your annual base salary at the rate in effect on the Separation Date.

                  (c) If you were enrolled in the Company's medical and dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as "COBRA." If you do so by signing and returning the COBRA election form no later than the date you sign and return this Agreement, then, until the conclusion of the Severance Pay Period or, if earlier, until the date you become eligible for coverage under the health plan of another employer, the Company will contribute to the premium cost of your coverage and that of your eligible dependents under those plans the same amount that it contributes to the premium cost of coverage of active employees and their eligible dependents. To be eligible for these Company premium contributions, however, you must pay the remainder of the premium cost by payroll deduction. You agree to notify the Company immediately if you become eligible for coverage under the health plan of another employer during the Severance Pay Period and to repay promptly any excess contributions made by the Company. After the Company's contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee. In the alternative, the Company will reimburse you for the premium cost of your coverage and that of your eligible dependents under the Company's health benefit offerings in your home country in the same amount that the Company contributes to the premium cost of coverage for health benefits of active employees and their eligible dependents in that country.

                  (d) In connection with your repatriation, you will receive the benefits set forth in the Company's International Relocation Policy, a copy of which is attached as Exhibit A, provided that the benefits set forth therein under the heading "Travel and Temporary Living" shall be provided for a period of ninety (90) days, and further provided that you will be eligible to receive tax preparation assistance in connection with tax returns for the period that you were on international assignment.

         4. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

         5. ACKNOWLEDGEMENT OF FULL PAYMENT. You acknowledge and agree that the payments to be provided in accordance with paragraph 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you. Further, it is agreed that severance pay and other benefits to which you are entitled under Paragraph 3 of this Agreement shall be reduced by any other payments or benefits to which you may be entitled under applicable law as a result of termination of your employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like, but exclusive of any unemployment benefits to which you are eligible under applicable law.

         6. STATUS OF EMPLOYEE BENEFITS, PAID TIME OFF AND STOCK OPTIONS. Except as otherwise expressly provided in paragraph 3(b) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off after the Separation Date. Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options. All stock options which are unvested as of the Separation Date shall be cancelled and shall terminate as of that date.

         7.       NON-COMPETITION, CONFIDENTIALITY AND NON-DISPARAGEMENT.

                  (a) You agree that the following restriction on your activities are necessary to protect the goodwill, Confidential Information (as defined in the Confidentiality Agreement) and other legitimate business interests of the Company:

                           (i) You agree that, except with the prior written consent of the Board or its designee, for a period of one year following the Separation Date, you will not, directly or indirectly, compete, or undertake any planning to compete, with the Company or any of its Affiliates, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which you have provided services, as conducted or in active planning during your employment. It is agreed that the foregoing shall not prevent your passive ownership of five percent (5%) or less of the equity securities of any publicly traded company.

                           (ii) You also acknowledge and agree that, were you to breach the provisions of the paragraph set forth immediately above, the harm to the Company would be irreparable. You therefore agree that in the event of such a breach or threatened breach the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. You further agree that, in the event that any provision of the paragraph immediately above shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

                  (b) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company or its Affiliates, their business, management or products, and that you will not otherwise do or say anything that could reasonably be expected to harm the business interests or reputation of the Company or its Affiliates.

         8. RETURN OF COMPANY DOCUMENTS AND OTHER PROPERTY. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business (whether present or otherwise) of the Company or any of its Affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

         9.       EMPLOYEE COOPERATION.

                  (a) You agree that, during the Severance Pay Period, and without additional compensation, you will provide advice and consultation to the Company upon request with respect to your former duties and responsibilities and otherwise support the Company's management transition and that you will be supportive of the Company's policies and operational and sales activities.

                  (b) You also agree, during the Severance Pay Period and thereafter, to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. As part of the cooperation agreed to herein, you shall provide complete and truthful information to the Companies and their attorneys with respect to any matter arising during or related to your employment. Specifically, you shall make yourself available to meet with the Companies' personnel and attorneys and shall provide to the Companies and their attorneys any and all documentary or other physical evidence pertinent to any such matter. Finally, you shall promptly notify the Companies, within three business days, of your receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to your employment. You will not be entitled to additional compensation for your compliance with your obligations hereunder, but the Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

         10.      RELEASE OF CLAIMS.

                  (a) In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims of every type and description, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any of its Affiliates or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates all of their respective past and present directors, shareholders, officers, members, managers, partners, joint venturers, employees, agents and representatives, their successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

                  (b) This Agreement, including the release of claims set forth immediately above, creates legally binding obligations and the Company advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 7(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

         11.      MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Confidentiality Agreement and your obligations with respect to the securities of the

Company, all of which shall remain in full force and effect in accordance with their terms.

                  (b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Board of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

                  (c) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and under the Confidentiality Agreement.

         If the terms of this Agreement are acceptable to you, please sign, date and return it to me, at which point this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                    Sincerely,

                                    ENTERASYS NETWORKS, INC.

                                    By: /s/ Gerald M. Haines II
                                        --------------------------------
                                        Gerald M. Haines II
                                        Executive Vice President

Accepted and agreed:

Signature:  /s/ Jerry Shanahan
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Date:          May 7, 2002
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